Exhibit 10.115

GUARANTY

THIS GUARANTY (this “Guaranty”) is entered into by the undersigned (“Guarantor”) this 26th day of October, 2017 (the “Effective Date”).

RECITALS

WHEREAS, Ryan Boone County, LLC (“Landlord”) and Smith & Wesson Corporation (“Tenant”) are parties to that certain Lease Agreement dated of even date herewith (the “Lease”).

WHEREAS, Landlord has agreed to execute the Lease on the condition that the undersigned Guarantor execute this Guaranty in favor of Landlord.

AGREEMENT

NOW, THEREFORE, in consideration of the Lease and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees as follows for the benefit of Landlord:

1.    For purposes hereof, including, but not limited to, the foregoing recitals, all capitalized terms used, but not defined, in this Guaranty shall have the meaning ascribed to them in the Lease.

2.    Subject to the other terms hereof, Guarantor hereby: (i) guarantees to the Landlord, its successors and assigns, the full and prompt payment of all amounts due from Tenant to Landlord under and pursuant to said Lease during the Term, and the full performance and observance of all the covenants, terms, conditions and agreements therein provided to be performed and observed by the Tenant, its successors and assigns, under the Lease during the Term; and (ii) agrees that if default shall at any time be made by the Tenant, its successors and assigns, in the payment or in the performance of any of the terms, covenants, provisions or conditions contained in said Lease during the Term, then Guarantor will forthwith make such payments due to the Landlord, its successors and assigns, under the Lease during the Term and will forthwith faithfully perform and fulfill all of such terms, covenants, conditions and provisions arising under the Lease during the Term, including, without limitation, the payment to the Landlord of all actual damages recoverable by Landlord under the Lease as a result of a Tenant Default, but excluding damages that are not recoverable under the Lease as a result of the limitations set forth therein. If Landlord notifies Tenant that it is in default under the Lease during the Term, Landlord shall simultaneously give written notice of such default to Guarantor, at the address set forth herein, and Guarantor shall the right to remedy such default within the cure periods provided in the Lease; provided, such cure periods shall not commence until Landlord gives Guarantor written notice of such default. Landlord shall accept Guarantor’s cure of any such default, and no Tenant Default shall arise therefrom in the event such default is timely cured.

3.    This Guaranty is an absolute and unconditional Guaranty of payment and of performance. It shall be enforceable against the Guarantor, his or her successors and assigns, without the necessity for any suit or proceedings on the Landlord’s part of any kind or nature whatsoever against the Tenant, its successors and assigns, and without the necessity of any notice of non-payment, non-performance or non-observance or any notice of acceptance of this Guaranty or any other notice or demand to which the Guarantor might otherwise be entitled, all of which the Guarantor hereby expressly waives except as otherwise provided in the Lease or herein; and the Guarantor hereby expressly agrees that the validity of this Guaranty and the obligations of the Guarantor hereunder shall in no way be terminated, affected or impaired by reason of the assertion or the failure to assert by the Landlord against the Tenant, or the

Tenant’s successors and assigns, of any of the rights or remedies reserved to the Landlord pursuant to the provisions of said Lease.

4.

(a)    If Tenant assigns the Lease and is fully released from its obligations and liabilities under the Lease by written agreement from Landlord or by the express terms of the Lease, then Guarantor shall be released from its obligations and liabilities under this Guaranty. If Tenant assigns the Lease and is partially released from its obligations and liabilities under the Lease (the “Released Obligations”) by written agreement from Landlord or by the express terms of the Lease (including, but not limited to, Section 14.01 of the Lease), then Guarantor shall have no obligations or liabilities under this Guaranty with respect to the Released Obligations.

(b)    For purposes hereof:

“Assumption Agreement” means a written agreement pursuant to which any Person assumes, in whole or in part, the obligations of Guarantor under this Guaranty for the benefit of Landlord.

“Net Worth” means, with respect to any Person, the difference between such Person’s total assets and its total liabilities, excluding the amount of any negative goodwill and calculated in accordance with generally accepted accounting principles or other reputable accounting principles.

“Qualified Replacement Guarantor” means any Person that (i) has either a current long term unsubordinated debt rating of “BBB” or higher from Standard & Poor’s Corporation (“Standard & Poor’s”) or a long term unsubordinated debt rating of “Baa” or higher from Moody’s Investor Services (“Moody’s”) or a similar or higher rating published by a nationally recognized and reputable ratings agency or financial services firm or a similar or better creditworthiness evaluation prepared by a qualified financial services firm or national accounting firm; and (ii) has a Net Worth that equals or exceeds the Net Worth of Guarantor on the Effective Date. If Standard & Poor’s or Moody’s ceases to publish such debt ratings, Guarantor may substitute a similar debt rating scale published by a nationally recognized and reputable ratings agency or financial services firm for the same.

“Substitute Guaranty” means an agreement, in substantially the form of this Guaranty, pursuant to which any Person guarantees, in whole or in part, the satisfaction of Tenant’s liabilities under the Lease for the benefit of Landlord.

If a Qualified Replacement Guarantor executes an Assumption Agreement or a Substitute Guaranty covering all of Guarantor’s obligations under this Guaranty, then Guarantor shall be released from its obligations and liabilities under this Guaranty. If a Qualified Replacement Guarantor executes an Assumption Agreement under which it partially assumes Guarantor’s obligations under this Guaranty or a Substitute Guaranty partially covering Guarantor’s obligations under this Guaranty, then Guarantor shall be released from its obligations and liabilities under this Guaranty, to the extent, but only to the extent, the same are assumed by such Qualified Replacement Guarantor or covered by such Substitute Guaranty. Any release of Guarantor pursuant to this paragraph shall only be effective upon the delivery of the applicable Assumption Agreement or Substitute Guaranty to Landlord.

5.    All notices, consents, approvals and other communications (collectively, “Notices”) that may be or are required to be given by either Guarantor or Landlord under this Guaranty shall be properly made only if in writing and sent to the address of Guarantor or Landlord, as applicable, set forth below, as the same is modified in accordance herewith, by hand delivery, U.S. Certified Mail (Return Receipt Requested) or nationally recognized overnight delivery service.

If to Guarantor:	American Outdoor Brands Corporation
c/o Smith & Wesson Corp.
2100 Roosevelt Avenue
Springfield, MA 01104
Attn: Robert J. Cicero

with a copy to:	Smith & Wesson Corp.
2100 Roosevelt Avenue
Springfield, MA 01104
Attn: Lewis Hornsby

If to Landlord:	Ryan Boone County, LLC
c/o Ryan Companies US, Inc.
533 South Third Street, Suite 100
Minneapolis, MN 55415
Attn: Casey Hankinson

with Copy to:	Ryan Companies US, Inc.
533 South Third Street, Suite 100
Minneapolis, MN 55415
Attn: Audra Williams

Either Guarantor or Landlord may change its address for Notices by giving a ten (10) day prior written notice to the other party in accordance with this provision. Notices shall be deemed received on the date of actual delivery; provided if either Guarantor or Landlord refuses to accept the delivery of any Notice, such notice shall be deemed to have been actually delivered on the date of such refusal.

6.    This Guaranty will be interpreted by and construed under the laws of the State of Missouri. Guarantor: (i) agrees that any suit, action or other legal proceeding arising out of or relating to this instrument shall be brought in a court of record in the State of Missouri or in the Courts of the United States of America having jurisdiction over the State of Missouri, (ii) consents to the jurisdiction of each such court in any such suit, action or proceeding and (iii) waives any objection which Guarantor may have to the laying of venue of any suit, action or proceeding in any of such courts and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.

7.    In the event any one or more of the provisions contained in this instrument or any application thereof shall be invalid, illegal, or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this instrument and any other application thereof shall not in any way be affected or impaired.

8.    Except as otherwise expressly provided herein, this Guaranty shall be a continuing Guaranty, and the liability of the Guarantor hereunder shall in no way be affected, modified or diminished by reason of any assignment of the Lease, any extension of the Lease pursuant to the terms thereof, or by reason of any waiver of any of the terms, covenants, conditions or provisions of said Lease by Landlord, or by reason of any extension of time that may be granted by the Landlord to the Tenant, its successors or assigns.

9.    The Guaranty shall be binding upon and inure to the benefit of the successors and assigns of Guarantor and Tenant. Any references to Guarantor, Tenant and Landlord shall be deemed to mean and include the party and its respective successors and assigns. Landlord shall have the right to assign and transfer this Guaranty to any Person to whom it assigns its rights under the Lease. Landlord’s successors and assigns shall have the rights, elections, remedies, privileges, discretions and powers granted under this Guaranty to Landlord and the right to rely upon this Guaranty in the same manner and with the same force and effect as if they were specifically named as Landlord herein.

10.    This Guaranty constitutes the entire agreement and understanding of Guarantor and Landlord with respect to the subject matter hereof and supersedes all prior agreements, understandings, letters, negotiations and discussions, whether oral or written. This Guaranty may be amended only by a written instrument executed by Guarantor and Landlord.

11.    No waiver of any provision of this Guaranty shall be deemed to have been made unless expressed in writing and signed by the party charged therewith. The failure of Landlord to insist in any one or more instances upon the strict performance of any of the provisions of this Guaranty or to take advantage of any of its rights under this Guaranty shall not be construed as a waiver of any such provisions or the relinquishment of any such rights, rather the same shall continue and remain in full force and effect. No delay or omission in the exercise of any remedy accruing upon the breach of this Guaranty shall impair such remedy or be construed as a waiver of such breach. The waiver by Landlord of any breach of this Guaranty shall not be deemed a waiver of any other breach of the same or any other provision hereof.

12.    Whenever the context may require, any pronoun used in this Guaranty shall include the masculine, feminine and neuter forms. All references to articles, sections and paragraphs shall be deemed references to the articles, sections and paragraphs of this Guaranty, unless the context shall indicate otherwise. The terms “hereof”, “hereunder” and similar expressions refer to this Guaranty as a whole and not to any particular article, section or paragraph contained herein. The titles of the articles, sections and paragraphs of this Guaranty are for convenience only and shall not affect the meaning of any provision hereof. Guarantor and Tenant have agreed to the particular language of this Guaranty, and any question regarding the meaning of this Guaranty shall not be resolved by a rule providing for interpretation against the party who caused the uncertainty to exist or against the draftsman.

13.    In the event any legal proceeding is commenced related to this Guaranty, the prevailing party in such proceeding shall be entitled to recover its reasonable attorneys’ fees, court costs and litigation expenses from the non-prevailing party therein.

14.    GUARANTOR HEREBY EXPRESSLY WAIVES ITS RIGHT TO A TRIAL BY JURY OF ANY CLAIM ARISING UNDER THIS GUARANTY, WHETHER NOW EXISTING OR HEREAFTER ARISING. LANDLORD MAY FILE AN ORIGINAL OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE FOREGOING WAIVER.

15.    Guarantor acknowledges that Landlord has made no oral statements to Guarantor that could be construed as a waiver of Landlord’s right to enforce this Guaranty by all available legal means.

[Signature to follow]

GUARANTOR:

AMERICAN OUTDOOR BRANDS CORPORATION

By:
Name:
Title:

[Signature Page to Guaranty]